INDIRECT PARTICIPATION INTEREST AGREEMENT

BETWEEN

PNG Drilling Ventures Limited
("PNGDV")

AND

Advisory Group Limited

("Investor")

PNGDV.Advisors Group LTD	4

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	INDIRECT PARTICIPATION INTEREST	5

3.	BACKSTOP PAYMENT	6

4.	PHASE ONE EXPLORATION PROGRAM	6

5.	CONVERSION OPTION	7

6.	CASH CALLS	8

7.	PHASE TWO EXPLORATION PROGRAM AND INVESTOR OPTION	9

8.	SUBSEQUENT WORK	10

9.	ASSIGNMENT	10

10.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS	10

11.	TERM AND TERMINATION	11

12.	FORCE MAJEURE	11

13.	LIABILITY	12

14.	NOTICES	12

15.	AMENDMENT	13

16.	ENTIRE AGREEMENT	13

17.	ACKNOWLEDGMENT AND LEGEND	13

18.	COSTS	13

19.	GOVERNING LAW	13

20.	RELATIONSHIP OF PARTIES	13

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21.	COUNTERPARTS	13

22.	TIME	14

23.	SEVERABILITY	14

DISTRIBUTIONS SCHEDULE
ANNEXURE I - EXPLORATION MAP AND PHASE ONE EXPLORATION
                          PROGRAM PROSPECTS

PNGDV.Advisors Group LTD	ii

INDIRECT PARTICIPATION INTEREST AGREEMENT

THIS AGREEMENT is made as of the 21st day of July 2003

BETWEEN:

PNG Drilling Ventures Limited, a Barbados company, with an office at 25025 I-45 North, Suite 410, The Woodlands, Texas, USA ("PNGDV")

AND:

Advisory Group Limited, of the British West Indies, ("Investor")

WHEREAS:

A.	InterOil Corporation ("InterOil"), through its relevant Affiliate, intends to conduct exploration drilling programs within the area covered by PPLs 236, 237 and 238 (the "License Area") in Papua New Guinea and to develop and produce Petroleum in any new PDL issued from and out of that area.

B.	InterOil and PNGDV are, or will be, parties to the Drilling Participation Agreement pursuant to which PNGDV agrees to fund certain of InterOil's exploration drilling programs in the License Area and InterOil conveyed to PNGDV, as agent and trustee for one or more investors, a beneficial interest in InterOil's Participation Interest.

C.	Investor wishes to pay certain of PNGDV's funding obligations under the Drilling Participation Agreement in exchange for a beneficial interest in InterOil's Participation Interest pursuant to the terms of this Agreement.

NOW THIS AGREEMENT WITNESSES that the parties hereby covenant and agree as follows:-

1.	INTERPRETATION

1.1	Unless a country intention appears, in this Agreement (including its Recitals):-

"Affiliate" means, when used with reference to a specified person, any person that directly or indirectly controls or is controlled by or is under common control with the specified person and, for the purposes of this definition, "control" shall mean the right to exercise control and direction over the management and policies of the relevant specified person whether directly or indirectly and whether through the ownership of voting securities or by contract or otherwise, and any person, or combination of persons, acting jointly or in concert or any combination of Affiliates holding more than 50% of the outstanding voting securities of the specified person shall be deemed to exercise control of that specified person;

"Backstop Payment" has the meaning given to it in clause 3.1;

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"barrel" means that quantity of petroleum which will occupy a volume of 42 U.S. standard gallons measured at 60 degrees Fahrenheit (which volume shall be deemed equivalent to 0.158987 cubic metres when measured at 15.55 degrees Celsius):

"Block" means a block as provided by Section 17 of the Oil and Gas Act;

"Commercial Field" means a Petroleum Field with at least five million barrels of recoverable Petroleum;

"Commercial Interest Rate" means the sum of (a) the Prime Rate as reported in the Wall Street Journal on every Tuesday in the Money Rates section; and (b) 250 basis points (or 2.5%);

"Completion" has the meaning given to it in clause 4.4;

"Confidential Information" means:

(a)	information regarding the existence, terms or conditions of this Agreement; and

(b)	all communications between the parties, all information concerning the Phase One Exploration Program and Phase Two Exploration Program, and all other information supplied to, or received by, any party from any other party in connection with this Agreement, which is either marked "confidential" or by its nature is intended to be for the knowledge of the recipient and/or any other person within clause 10.1.

"Cost of IPI" has the meaning given to it in clause 2.2;

"Discovery" means the discovery of Petroleum not previously known to have existed, recoverable at the surface of any well bore in a significant amount measurable by conventional petroleum industry testing methods and which may reasonably be considered to be an indication of a potentially commercial accumulation of Petroleum. The verb "Discover" means the act of making a Discovery;

"Discovery Field" means a Petroleum Field Discovered as a result of the Phase One Exploration Program or the Phase Two Exploration Program within PPL236, 237 or 238 or any PDL issued from or granted out of the Participation Area;

"Distributions" is defined in the attached Distributions Schedule;

"Drilling Participation Agreement" means the agreement of that name between InterOil and PNGDV;

"Field" means the volume of rock extending from the surface of the earth vertically down to the base of the earth's crust from a line enclosing the minimum surface area required to include, with respect to a Petroleum Pool created by a geological structure or a stratigraphic trap (whether or not compartmentalised by faulting), the maximum reasonably interpreted are included above the petroleum-water fluid contact or contacts on a structural map delineating the single structural closure of each known Zone.

For the avoidance of doubt:

(a)	where the surface area of a Zone overlaps the surface area of another Zone they comprise a single Field;

(b)	where two or more Zones include a common Petroleum Pool these structures comprise a single Field; and

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(c)	where two or more Zones are found adjacent to each other, with separate interpreted structural or stratigraphic closures and which do not include a common Petroleum Pool, such structures are separate Fields;

"Indirect Participation Interest" or "IPI" means the IPI Percentage share of the whole (100%) of the undivided interest in the Participation Area, provided that such share shall only ever burden InterOil's Participation Interest in and Petroleum Share from the Participation Area, whatever that may be from time to time, and InterOil shall not transfer or assign such interest to any other party;

"InterOil Refinery" means the oil refinery owned by InterOil or its Affiliate at Napa Napa near Port Moresby in Papua New Guinea, including the related storage tanks and marine terminal;

"JVOA" means the Joint Venture Operating Agreement to be entered into by InterOil or its nominated Affiliate, and any other working interest parties, in respect of that Licence;

"Non Consent Penalty" means for any payment that Investor was obligated to make in accordance with its IPI (exluding the Cost of IPI, the payment under clause 7.5 or debt financing under clause 5.4), but did not make for any reason, Investor will not receive any Distributions for its IPI from PNGDV until PNGDV has received from Distributions associated with Investor's IPI, or from Investor, the sum of:

(a)	350% of the total amount PNGDV paid on behalf of Investor's IPI; and

(b)	interest on the total amount of payment(s) Investor would have made accruing at the Commercial Interest Rate, and thereafter, Investor will receive all Distributions in accordance with its IPI;

"Oil and Gas Act" means the Oil and Gas Act, 1998 of Papua New Guinea as amended from time to time, and the regulations thereto;

"Operator" means InterOil or its wholly owned affiliate, designated and acting as Operator under the terms of the JVOA;

"Participation Area" means the area within the Licence Area in which Investor is entitled to the Indirect Participation Interest in accordance with this Agreement, including the full extent, regardless of the number of wells required to exploit fully all commercially recoverable Petroleum, of any and all Zones drilled pursuant to the Phase One Exploration Program and, if applicable, the Phase Two Participation Area;

"Participation Interest" means, with respect to a party to the JVOA, that party's undivided interest, expressed as a percentage and determined in accordance with the JVOA, in all rights,

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interests, benefits, obligations and liabilities derived under and by virtue of the JVOA and the Licence;

"PDL" means a Petroleum Development Licence granted under the Oil and Gas Act;

"Petroleum" means:

(a)	any naturally occuring hydrocarbons, whether in gaseous, liquid, or solid state; or

(b)	any naturally occuring mixture of hydrocarbons, whether in gaseous, liquid, or solid state; or

(c)	any naturally occuring mixture of one or more hydrocarbons, whether in gaseous, liquid, or solid state; or

(d)	any fraction, mixture or product derived from sub-paragraphs (a), (b) or (c) as result of production or processing; or

(d)	any Petroleum as defined in sub-paragraphs (a), (b), (c) or (d) which has been returned to a natural reservoir,

but does not include coal or any other substance which can only be recovered by mechanical mining processes;

"Petroleum Pool" means a naturally occurring discrete accumulation of Petroleum;

"Petroleum Share" means the Participation Interest share of Petroleum to which a party is entitled pursuant to the JVOA;

"Phase One Area" has the meaning given to it in clause 4.2;

"Phase One Exploration Program" means the exploration program to be conducted by InterOil for Petroleum within the Licence Area comprising:  (i) all necessary work relating to preparation for drilling exploration wells, which will include geological and other studies; and (ii) drill the well bore of up to 16 exploratory wells to the designated Target Depth of each such well on up to 16 separate, distinct, non-overlapping Zones within the Licence Area marked as separate drilling prospects on the Exploration Map attached as Annexure I. Each exploratory well must drill into a separate drilling prospect on the Exploration Map attached as Annexure I in the Phase One Exploration Porgram;

"Phase One Participation Area" has the meaning given to it in clause 4.2;

"Phase Two Exploration Program" means the exploration program to be conducted by InterOil for Petroleum wihint the Licence Area comprising:  (i) all necessary work relating to preparation for drilling exploration wells, which will include geological and other studies; and (ii) drill the well bore of at least 8 exploratory wells to the designated Target Depth of each such well on at least 8 separate, distinct, non-overlapping Zones within the Licence Area that are separate, distinct, and non-overlapping from the Zones to be drilled during the Phase One Exploration Program. Each exploratory well must drill into a separate drilling prospect that has not been drilled by a previous exploratory well in either the Phase One Exploration Program or the Phase Two Exploration Program;

"Phase Two Participation Area" has the meaning given to it in clause 7.3;

"PPLs 236, 237 and 238" means Petroleum Prospecting Licences 236, 237 and 238 granted under the Oil and Gas Act, or top file licences 236, 237 and 238;

"State" means the Independent State of Papua New Guinea;

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"Subsequent Work Program" has the meaning given to it in clause 4.4 and clause 8;

"Target Depth" means the lesser of (a) 2,000 m; or (b) a depth sufficient to test the Pale Sandstone. In no way shall this definition limit or constrain the Operator from drilling deeper if it deems approriate;

"Wilful Misconduct" means, in relation to any provision of this Agreement, such wanton or reckless act or omission not justified by any special circumstances as amounts to a wilful and utter disregard for the harmful and avoidable consequences thereof, but shall not include any error of judgment, mistake, act or omission, whether negligent or not, made by the Operator or any director, employee, agent or contractor of the Operator in the exercise, in good faith of any function, authority or discretion conferred upon the Operator;

"Zone" means a geological structure containing or thought to contain a common accumulation of petroleum separately producible from any other common accumulation of Petroleum

1.2	The parties agree that:

(a)     reference to the singular includes the plural and vice versa;

(b)     reference to a clause means a clause of this Agreement; and

(c) reference to legislation or any documents includes any amendments or replacements to the legislation or document.

2.               INDIRECT PARTICPATION INTEREST

PNGDV hereby agrees to hold the Indirect Participation Interest for the Investor as agent and trustee. The Indirect Participation Interest is 3% of the undivided interest in the Participation Area, as further defined and adjusted in the definitions of "IPI" and "IPI Percentage". By way of example, subject to any adjustments pursuant to the definition thereof, the Indirect Participation Interest Percentage will be 1.5% if there are 16 exploratory wells drilled in the Phase One Exploration Program.

2.2             In consideration of PNGDV holding the IPI on behalf of Investor, Investor agrees to pay to PNGDV the amount of US$3,180,000 (the "Cost of IPI").

2.3             The Cost of IPI shall be paid in the following installments:  (a) US$530,000.00 of the Cost of IPI (i.e. US $530,000.00) by July 25th, 2003, and (b) US$360,000.00 of the Cost of IPI (i.e. US$360,000.00) by August 20th, 2003 and (c) the balance of the Cost of IPI (i.e., being US$2,290,000.00) by the earlier of:  i) 15 days after the listing of InterOil on the American Stock Exchange, ii) September 25, 2003, or iii) 21 days after Investor having received notice from PNGDV that InterOil has elected to proceed with Completion of a Well in the Phase One Area, in each case by wire transfer to PNGDV at the following trust account:

Dale A. Dossey 25025I-45 North, Suite 410 The Woodlands, Texas 77380 Tel: 1-281-362-9909

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Klein Bank & Trust ABA XXXXXXXXX Acct XXXXX

2.4             If investor fails to pay when due any instalment of the Cost of IPI pursuant to clause 2.3, PNGDV may notify Investor that Investor has no further right or obligation to pay the balance of the Cost of IPI and upon such notice the IPI Percentage will be reduced pro rata to the portion of the Cost of the IPI that Investor paid prior to receiving such notice from PNGDV.

2.5             The IPI will be reduced proportionally to the reduction in InterOil's Participation Interest as a result of the State's election to participate in a PDL by taking a Participation Interest of up to 22.5% or any other State revisionary interest entitlement.

2.6             Investor shall be entitled to receive Distributions in accordance with the Distributions Schedule appended to this Agreement.

2.7             At any time after the grant of a PDL from the Participation Area, Investor may elect to convert its IPI to a direct working interest and PNGDV shall procure InterOil does all things reasonably necessary to give effect to this election, provided that all taxes, duties, fees and other third party charges and costs incurred by InterOil, PNGDV or Investor in relation to such conversion (including reasonable attorney's fees) shall be for the account of Investor and such amounts incurred by InterOil or PNGDV shall be reimbursed by Investor prompty upon demand.

3.               BACKSTOP PAYMENT

PNGDV shall ensure that:

3.1             If the aggregate of all Discoveries resulting from the Phase One Exploration Program is less than 5 million barrels of recoverable Petroleum, InterOil shall exchange fully paid common shares in InterOil for Investor's IPI (a "Backstop Payment"), calculated by reference to the full paid in Cost of IPI.

3.2             The Backstop Payment will be paid in two equal instalments, the first comprised of the issuance on or about December 15th, 2005 of 14,930 shares per US$530,000 of the full paid in cost of Cost of IPI, the second comprised of the issuance on or about December 15th, 2006 of 14,930 shares per US$530,000 of the full paid in Cost of IPI.

4.               PHASE ONE EXPLORATION PROGRAM

PNGDV represents, warrants and covenants that:

4.1             InterOil has agreed to conduct, at its own cost, the Phase One Exploration Program in the manner contemplated in this clause 4. InterOil will be the Operator of the Phase One Exploration Program.

4.2             The Phase One Exploration Program will be conducted within specific areas covering the proposed drilling prospects within the Licence Area as indicated on the Exploration Map attached as Annexure I, which may be one or more Blocks or portions of Blocks (the "Phase One Area"). Upon the Discovery of any Commercial Field(s) by wells drilled in the Phase One Exploration Program, InterOil will request the declaration of a location under the Oil and Gas Act, which will include sufficient Blocks or portions of Blocks to cover fully the Field(s) to the extent that such Blocks are in the Licence Area ("Phase One Participation Area").

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4.3             InterOil will perform all necessary work in preparation for drilling exploratory wells, including undertaking geological and other studies.

4.4             The Phase One Exploration Program in respect of each well drilled within that program ends upon that well reaching its Target Depth. If InterOil decides to continue operations on that Zone, it will design a work program which may include (a) logging or other evaluation or analysis, setting casing and or running tubing, perforating, and testing the well, ("Completion") and/or (b) appraisal drilling, extended well testing and full field development and production ("Subsequent Work").

4.5             Work on the Phase One Exploration Program will commence between 15th March 2003 and 15th April 2003 and, if reasonably possible, all drilling is to be completed by 30th September 2004.

4.6             InterOil will be responsible for all costs of the Phase One Exploration Program.

5.               CONVERSION OPTION

PNGDV shall ensure that:

5.1             Upon InterOil's first election to proceed with Completion of a well in the Phase One Area, the following will occur:

(a)	promptly after such election, InterOil shall give to PNGDV, and PNGDV will immediately forward to Investor, written notice of its Completion decision, together with technical, geological and other logging data and a proposal for such Completion, including cost estimates, that can reasonably be supplied which is relevant to Investor making its decision in paragraph (b);

(b)	within 48 hours of receiving any notice from PNGDV pursuant to paragraph (a), Investor must then either:

(i) give written notice to PNGDV that Investor intends to participate in operations in the Phase One Participation Area by paying its IPI share of the costs of the aforementioned Completion and all other costs incurred or to be incurred by InterOil in relation to the Phase One Participation Area under the JVOA; or

(ii) give written notice PNGDV that Investor intends to convert all or part of its IPI (valued at the full paid in Cost of IPI) for, in respect of each US$530,000 of full paid in Cost of IPI, 29,860 fully paid common shares of InterOil;

(c)	provided that: (A) if and to the extent the Investor does not notify PNGDV of its election within the aforementioned 48 hour period, Investor will be deemed to have elected to participate pursuant to clause 5.1(b)(i), and (B) InterOil shall not be obligated to issue shares to Investor pursuant to clause 5.1(b)(ii) until it has received full Cost of IPI.

5.2             Notwithstanding anything else herein, no conversion into common shares of InterOil may occur prior to November 22, 2003, unless the certificates issued in respect thereof are legended as follows:

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(a)	"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES OFFERED HEREBY SHALL NOT TRADE THE SECURITIES BEFORE NOVEMBER 28, 2004" and

(b)	"WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTEHRWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL THE DAY THAT IS FOUR MONTHS AFTER THE SECURITIES WERE ISSUED FROM TREASURY."

5.3             Notwitstanding anything else contained herein, until November 22, 2003, PNGDV or Investor may not exercise any rights to obtain common shares of InterOil.

6.               CASH CALLS

6.1             PNGDV shall ensure that if Investor elects to participate in operations in the Phase One Participation Area by electing pursuant to clause 5.1(b)(i), before entering into any commitment or incurring any expenditure in respect of Completion, a Subsequent Work Program or otherwise relating to the JVOA in relation to the Phase One Participation Area, the following will occur:

(a)	InterOil will submit an AFE (as defined in the JVOA) for that cost to PNGDV for its consideration. PNGDV will immediately forward that AFE to Investor and Investor must within 15 days after receipt of that AFE, and in accordance with the terms of the JVOA, either:

	(i)	give written notice to PNGDV that Investor intends to pay its IPI share of the costs and make such payment within 30 days of notice given under this clause 6.1(a)(i); or

	(ii)	give written notice PNGDV that Investor intends not to pay its IPI share of the costs and incur a Non-Consent Penalty.

(b)	In the event that Investor does not pay within the period referred to in clause 6.1(a)(i), for any reason except clause 6.2, all or part of its IPI share of the aforementioned costs:

	(i)	Investor will incur a Non-Consent Penalty for the amount Investor would have paid for its IPI share of such costs; and

	(ii)	if in any 60 day period such unpaid costs are in aggregate in excess of $500,000 (excluding costs in respect of which Investor has paid the Non Consent Penalty), then unless Investor pays the Non Consent Penalty relating to those unpaid costs within 60 days of receiving notice from PNGDV, Investor shall forfeit its IPI absolutely and this Agreement (other than clause 10) shall be deemed to be terminated immediately.

6.2             In the event InterOil or one of its Affiliates raises debt financing (including principle, interest and fees) on behalf of InterOil and Investor's IPI share, for all or a portion of any

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expenditure related to the Participation Area, including any Completion work and/or a Subsequent Work Program, using as security the rights to the Participation Area, then the Non-Consent Penalty shall not apply to Investor's IPI share of the costs financed under any circumstances.

6.3             The parties agree that the financial integrity of each party, and the timely payment by each party of amounts due, are of essential importance in order that this Agreement, PNGDV's obligations under the Drilling Participation Agreement and InterOil's obligations under the JVOA, can be fully and completely performed. Each party agrees that it fully understands the remedy of forfeiture set forth in this clause 6 and the importance of such remedy and the reasons for it and agrees that such remedy is reasonable and equitable in view of such factors. Each party further agrees that it has had the advice of legal counsel with respect to the forfeiture remedy set forth in this clause 6 and that it has agreed to such forfeiture remedy on the basis thereof.

6.4             If Investor elects to participate in operations in the Phase Two Exploration Program pursuant to clause 7.4, this clause 6 shall apply mutatis mutandis.

7.               PHASE TWO EXPLORATION PROGRAM AND INVESTOR OPTION

PNGDV represents, warrants and covenants that:

7.1             InterOil may decide in its absolute discretion to conduct, at its own cost, the Phase Two Exploration Program in the manner contemplated in this clause 7. InterOil will be the Operator of the Phase Two Exploration Program.

7.2             InterOil will not to make a decision to proceed with the Phase Two Exploration Program until the earlier of:

(a)	30 days after completion of Phase One Exploration Program; and

(b)	30 days after the Discovery of a Commercial Petroleum Field from the Phase One Exploration Program.

7.3             The Phase Two Exploration Program will be conducted within the Licence Area as indicated on the Exploration Map attached as Annexure I, which may be one or more portions of Blocks not included in the Phase One Exploration Program (the "Phase Two Area"). All drilling structures and locations will be nominated by InterOil prior to commencement of the drilling program, but may be modified by InterOil from time to time. Upon the Discovery of a commercial Field by wells drilled in the Phase Two Exploration Program InterOil will request the declaration of a location under the Oil and Gas Act, which will include sufficient Blocks or portions of Blocks to cover adequately the Field, to the extent such Blocks are the Licence Area ("Phase Two Participation Area").

7.4             Upon InterOil's decision to proceed with the Phase Two Exploration Program, it will give written notice to PNGDV, and PNGDV will immediately forward that notice to Investor, and, within 90 days of receiving such notice, Investor may give notice to PNGDV ("Phase Two Notice") that it wishes to participate in the Phase Two Exploration Program on the same cost terms as for the Phase One Exploration Program, or otherewise lose the right to participate in the Phase Two Exploration Program.

7.5             Within 15 days after giving the Phase Two Notice, Investor must pay to PNGDV US$530,000 for each 0.25% IPI it wishes to acquire, up to the IPI Percentage Investor initially held,

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in any Phase Two Participation Area resulting from the Phase Two Exploration Program, or otherwise lose the right to participate in the Phase Two Exploration Program. This payment cannot be subject to a Non-Consent Penalty.

8.               SUBSEQUENT WORK

                 If a Discovery Field is estimated by InterOil to be 5 million barrels or greater, Investor will pay to PNGDV, in respect of each 0.5% of IPI Percentage held by it (as such IPI Percentage may be reduced pursuant to the definition thereof), 1.0% of the costs incurred in carrying out the Subsequent Work Program in respect of that Discovery Field from the time Total Depth is reached through to the grant of a PDL in respect of that Discovery Field, up to a maximum expenditure limit in respect of that Discovery Field of US$600,000 for each 0.5% of IPI Percentage (as such IPI Percentage may be reduced pursuant to the definition thereof) held by it. Upon the earlier of the grant of PDL and the maximum expenditure limit being reached in paying for the Subsequent Work Program in respect of that Discovery Field, all further operations carried out in respect of that Discovery Field, including any remaining Subsequent Work Program, will be paid for in accordance with each party's Participation Interest and in accordance with the terms of the JVOA. The foregoing provisions of this clause shall apply mutatis mutandis to any Phase Two Exploration Program

9.               ASSIGNMENT

9.1             Subject to clause 9.4, a party to this Agreement may assign or transfer or purport to assign or transfer any of its interests, rights and obligations in and under this Agreement to a person or entity without the prior written consent of the other party to this Agreement, provided that Investor may only do so after paying to InterOil and PNGDV all of the agreed amounts described herein.

9.2             An assignment or transfer pursuant to the provisions of this clause 9 shall not be effective until the assignee or transferee is bound by the provisions of this Agreement

9.3             Nothing contained in this clause 9 shall be deemed or construed so as to:

(a)	prevent InterOil or PNGDV from freely mortgaging or encumbering its Petroleum Share of production and transferring or assigning to such mortgagee or lender the rights to the proceeds of sale of any Petroleum sold hereunder on behalf of InterOil as security for such debt. The provisions of this clause 9 shall not apply to the granting of any such security interest; or

(b)	prevent Investor from freely mortgaging or encumbering its IPI and assigning to such mortgagee or lender the rights to the proceeds from Investor's IPI as defined in this Agreement as security for such debt.

9.3             Until November 22, 2003, Investor may not assign this agreement or any benefit hereunder to any Canadian entity or Canadian resident.

10.              CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

10.1             Confidential Information acquired or received by any party under this Agreement shall be held confidential during the continuance of this Agreement and until the cessation of commercial production of Petroleum from the Discovery Field plus a period of 2 years thereafter and shall not be

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divulged in any way to any third party, without the prior written approval of the other party (which shall not be unreasonably withheld) and such third parties as the other party may reasonably request, provided that any party to this Agreement may, without such approval, disclose Confidential Information:-

(a)	to any Affiliate or bona fide intended assignee of such party upon obtaining a similar undertaking of confidentiality from such Affiliate or assignee in favour of the other party and such third parties as the othr party may reasonably request;

(b)	to any outside consultants, upon obtaining a similar undertaking of confidentiality from such consultants in favour of the other party and such third parties as the other party may reasonably request;

(c)	to any bank or financial institution from whom such party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality from such bank or institution;

(d)	to the extent required by the Oil and Gas Act, the Licence, any other applicable laws or regulations or the Securities and Exchange Commission of Australia or any comparable government entity having jurisdiction over a party to this Agreement or the regulations of any recognised stock exchange on which are listed for quotation shares in the capital of such party or any Affiliate of such party;

(e)	in a prospectus registered by the Australian Securities Commission or any comparable government entity, or any delegate thereof, where such disclosure is required by law;

(f)	to the extent that the same has become generally available tot the public; or

(g)	to the extent acquired independently from a third party whom the disclosing party believed on reasonable grounds was under no obligation of confidentiality relating thereto.

11.              TERM AND TERMINATION

                  The term of this Agreement shall be for the period commencing on the date as of which this Agreement is made (nothwithstanding later execution hereof) and shall continue to be effective until 5 years from the date of first production from the Discovery Field or until the final Distributions after cessation of commercial production of Petroleum from the last Discovery Field, whichever is later.

12.              FORCE MAJEURE

12.1             If any party to this Agreement is prevented or delayed, wholly or in p art, by Force Majeure (as defined in clause 12.2) from carrying out its obligations under this Agreement, other than the obligation to make payment of monies due, uon such party giving notice and reasonably full particulars of such Force Majeure, shall be suspended during but no longer than the continuance of the inability so caused and such further period thereafter as shall be reasonable in the circumstances provided always that the cause of the Force Majeure as far as possible shall be remedied with all reasonable dispatch by the party whose performance hereunder is adversely affected.

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12.2             "Force Majeure" shall mean, strike, lockout, ban and limitation of work, or other industrial disturbance; act of the public enemy, war, whether declared or undeclared, blockade, riot, insurrection; malicious damage; earthquake, landslide, lightning, fire, storm, flood, tidal wave, epidemic or other act of god; explosion; the order of any court or government authority; shortage or unavailability of equipment, materials or labour, or restriction thereon, or limitations upon the use thereof, delay in transportation or communication, breakage of or accidental damage to machinery or lines of pipe, freezing of well or delivery facilities, cratering, washout, well blowout, necessity for making repairs to or reconditioning wells, restraint on access to the Licence Area in the vicinity of a Discovery Field, termination or suspension of any licence concerning the Discovery Field and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party to this Agreement concerned.

12.3             Not withstanding anything hereinbefore contained, the settlement of a strike, lockout, ban and limitation of work or other industrial disturbance shall be entirely within the discretion of the party to this Agreement concerned.

13.              LIABILITY

                  PNGDV shall not be liable for any claim, action, loss, liability or cost or expense whatsoever arising out of, or in connection with, this Agreement and suffered or incurred by Investor except to the extent that it arises out of PNGDV's gross negligence or Wilful Miscondct.

14.              NOTICES

14.1             Any notice (including invoices) given under this Agreement shall be given to a party in writing at its nominated address, and sent whenever practicable and possible by post, facsimile transmission, personal delivery or email. Such notices shall be effective upon receipt which shall be deemed to have occurred when confirmation of receipt has been received from the recipient. Such confirmation may be a reply to or acknowledgement of the notice sent by the recipient himself, or a return message automatically generated by the recipient's system.

14.2             The nominated addresses of theparties to this Agreement at the date hereof are as follows:

Party PNGDV	Address PNG Drilling Ventures Limited 25025 I-45 North Suite 410 The Woodlands TX 77380 USA Attention: Dale Dossey

Investor	Advisory Group Ltd. PO Box 127 Turks and Caicos Islands Providenciales British West Indies Attention: Robert S. Kennedy

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14.3             Any party to this Agreement may at any time by notice, such address shall become the address of that party for the purposes of this Agreement.

15.              AMENDMENT

15.1             This Agreement may be amended only by written agreement of all of the parties to this Agreement.

No waiver of any breach of this Agreement or of any provisions hereof shall be effective unless such waiver is in writing and signed by the party to this Agreement from whom such waiver is requested. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

16.              ENTIRE AGREEMENT

                  This Agreement contains the entire agreement among the paties and supersedes and replaces all earlier agreements, documents, correspondence and conduct by the parties with respect to the subject matter hereof.

17.              ACKNOWLEDGEMENT AND LEGEND

                  The parties hereto acknowledge that this Agreement constitutes a certificate for the securities offered hereby for the purposes of Multilateral Instrument 45-102 and subject to such other transfer and sale restrictions as may be agreed to by the parties, the parties hereto further acknowledge the existence and effect of the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES OFFERED HEREBY SHALL NOT TRADE THE SECURITIES BEFORE the 28th of November 2003.

18.              COSTS

                  Each party's costs of negotiating and entering into the Agreement, and any costs associated with obtaining authorisation or approval of this Agreement from any government or regulatory body shall be borne by the party accruing such costs.

19.              GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance wit the laws of the Province of Alberta and the laws of Canada applicable therein, excluding any conflict of laws rules thereof which would refer the matter to the laws of another jurisdiciton, and each party irrevocably attorns to the jurisdiciton of the courts of Alberta.

20.              RELATIONSHIP OF PARTIES

                  Neither this Agreement nor any rights or obligations of any party under this Agreement shall constitute any of the parties as partners.

21.              COUNTERPARTS

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                  This Agreement may be executed in multiple counterparts, each such Agreement so executed shall have the effect of an original, but all such counterparts shall together constitute but one and the same instrument and this Agreement shall be binding on the Parties.

22.              TIME

                  Time shall be of the essence hereof.

23.              SEVERABILITY

                  Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid, such illegality or invalidity shall not effect the validity of the remainder hereof.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement effective as of the day and year first hereinbefore mentioned.

Signed for and on behalf of PNG Drilling Ventures Limited By:	Signed for and on behalf of Advisory Group Limited By:

/s/ Dale Dossey	/s/ Robert Kennedy

Name/Title	Name/Title

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DISTRIBUTIONS SCHEDULE

The Indirect Participation Interest ("IPI") shall entitle Investor to Distributions relating to the Phase One Participation Area and, if the Investor elects to participate therein, the Phase Two Participation Area, in accordance with its applicable IPI Percentage at the time of any Distribution. PNGDV shall make quarterly Distribution payments to Investor as soon as is reasonably practical. Investor will pay any and all income taxes due to the State related to Investor's Distributions. Investor will have the right to have the information audited by itself or a qualified agent. Distributions to Investor in accordance with its IPI shall be calculated as follows:

+	Any and all proceeds associated with the Participation Area, including (if applicable) any and all funds borrowed using as security the rights to the Participation Area, but not used for expenditures related to the Participation Area

-	Operator's Direct Charges, calculated in accordance with the Accounting Procedures in the JVOA, and including InterOil's actual direct costs to transport and sell Petroleum, including repayment of any and all borrowings (principal interest, and fees etc.) secured by the rights to the Participation Area

-	Operator's Indirect Charges, calculated in accordance witht he Accounting Procedures in JVOA

-	US$0.45 per barrel infrastructure fee for Petroleum produced and transported to the InterOil Refinery

-	State royalties and other State imposts and levies (if any)

=	Sub-total before State income tax

x	Investor's IPI%

=	Investor's Sub-total

-	Non-Consent Penalty outstanding, (if any)

-	Investor's IPI% share of abandonment security funding under the JOVOA (if any)

=	Distribution to Investor

PNGDV.Advisors Group LTD